Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact: Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE QUARTER ENDED

March 31, 2007

(Beverly, MA) April 18, 2007—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (the “Company”) and its subsidiary Beverly National Bank (the “Bank”) announced the Company’s earnings for the quarter ended March 31, 2007.

The Company reported net income for the quarter of $807,000, or basic and fully diluted earnings per share of $0.29, compared to net income of $738,000, or basic earnings per share of $0.39 and fully diluted earnings of $0.38 per share for the same period last year. These results represent an increase in net income of $69,000, or 9.4%. The decrease in earnings per share is due to the increased number of shares outstanding, a result of the Company’s secondary common stock offering completed in July of 2006.

Net interest income increased $158,000 for the three months ended March 31, 2007, or 4.1%, from the same period last year. This is the net result of an increase in interest-earning assets, the restructuring of the investment portfolio in December 2006 and an increase in the average cost of interest-bearing liabilities. Non-interest income increased $113,000, or 10.7%, from the same period last year. This increase is primarily a result of increases in wealth management fees and other deposit fees. Non-interest expenses increased $225,000, or 6.1%, from the same period last year. Occupancy and equipment expense contributed to this increase, as the Bank incurred increases in lease payments and depreciation of improvements for the recently upgraded North Beverly location. Data processing fees increased due to improvements made to the Bank’s Internet banking system, a newly upgraded website and the outsourcing of the items processing operation. The Internet banking improvements included enhancing the overall system’s functionality, as well as the addition of several products and services now available to Internet banking customers. Professional and other fees increased as a result of the costs associated with the implementation of a number of initiatives identified in the recently completed efficiency study. This review has resulted in increased non-interest income and a reduction in salaries and benefits expense. Expenses were also up due to additional audit and compliance costs.

The Company was also able to reduce its effective tax rate to 27.4% for the three months ended March 31, 2007, from 31.3% for the same period last year. This reduction was a result of the aforementioned restructuring of the investment portfolio, which included the Bank significantly increasing its level of tax-exempt investment securities. The Bank has also realized an increase from last year in its portfolio of tax-exempt loans, aiding the overall reduction of the Bank’s effective tax rate.

President Fournier stated, “Given the very challenging operating environment and mounting pressure on net interest margins, we are happy to be reporting an increase in earnings over the same period last year. The current interest rate environment has stabilized to some degree, and while rates on core transaction accounts and maturing certificates of deposit accounts are still increasing, the level of increases have been less than in the last few quarters. The Bank’s net interest margin has declined to 3.90% from 4.06%, compared to the same three month period last year. However, the slow down of increases to cost of funds, combined with the restructuring of the investment portfolio, has actually resulted in an increase of 20 basis points in the margin, from 3.70% for quarter ended December 31, 2006. Although concerns surrounding sub-prime real estate lending practices are on the rise for many financial institutions, our lending philosophy significantly negates our exposure to such risks and our portfolio continues to be composed of high quality assets. Furthermore, while we remain focused on the commercial and small business lending markets as the main sources of loan growth, we recently expanded our consumer lending activities, emphasizing traditional first mortgage and home equity products. We are committed to maintaining a conservative approach to growth, expanding and improving product offerings, augmenting delivery channels, and implementing efficient cost-control measures to achieve improved core earnings for the Company.”

Total assets as of March 31, 2007 were $460.9 million, compared to $467.1 million at December 31, 2006, a decrease of $6.2 million, or 1.3%. Loans, net of the allowance for loan losses, increased $7.1 million, or 2.3%, while cash and cash equivalents declined $13.2 million, or 51.6%, during the quarter. Deposits decreased $10.9 million, or 3.1%, repurchase agreements decreased $9.9 million, or 60.7%, and Federal Home Loan Bank advances increased $14.0 million, or 29.7%. President Fournier stated, “The strategic focus remains the prudent growth of the loan portfolio, and funding that growth with the lowest feasible cost alternatives. The deposit side of the balance sheet has been the most challenging, as we try to balance the overall cost of our deposits by carefully pricing our deposits to protect our deposit base from internet-based competitors, while judiciously using alternative funding options available to the Bank, such as Federal Home Loan Bank advances. We believe this strategic direction offers the greatest potential for earnings improvement and we will continue to allocate our resources to these areas.” President Fournier also stated, “The market for deposits has become much more competitive as financial institutions have introduced aggressively priced products at higher rate levels in an attempt to attract new deposits. We have been hesitant to match these very aggressively priced products, as it would result in additional pressure on the net interest margin and core earnings. We will focus on actively managing and monitoring our deposit pricing to strike a balance between sound financial management and maintaining our deposit customer base.”

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and due from banks	$9,524	$12,954
Interest-bearing demand deposits with other banks	227	1,010
Federal funds sold	2,620	11,604

Cash and cash equivalents	12,371	25,568
Investments in available-for-sale securities (at fair value)	116,049	116,181
Federal Home Loan Bank stock, at cost	3,413	3,503
Federal Reserve Bank stock, at cost	188	188
Loans, net of the allowance for loan losses of $3,193 and $3,044, respectively	309,735	302,667
Premises and equipment	6,547	6,285
Accrued interest receivable	1,998	1,840
Other assets	10,617	10,912

Total assets	$460,918	$467,144

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$71,404	$75,751
Interest-bearing	270,558	277,107

Total deposits	341,962	352,858
Federal Home Loan Bank advances	60,956	47,000
Securities sold under agreements to repurchase	6,427	16,372
Other liabilities	4,351	4,736

Total liabilities	413,696	420,966

Stockholders' equity:
Preferred stock, $1.00 par value per share; 300 shares authorized; issued and outstanding none	—	—
Common stock, $2.50 par value per share; 5,000,000 shares authorized; issued 2,878,940 shares as of March 31, 2007 and 2,837,240 shares as of December 31, 2006; outstanding, 2,768,535 shares as of March 31, 2007 and 2,726,835 shares as of December 31, 2006	7,197	7,093
Paid-in capital	22,283	21,772
Retained earnings	19,953	19,694
Treasury stock, at cost (110,405 shares as of March 31, 2007 and December 31, 2006)	(1,495)	(1,495)
Accumulated other comprehensive loss	(716)	(886)

Total stockholders' equity	47,222	46,178

Total liabilities and stockholders' equity	$460,918	$467,144

Book value per share	$17.06	$16.93

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
Interest and dividend income:
Interest and fees on loans	$4,936	$4,343
Interest on debt securities:
Taxable	1,121	1,027
Tax-exempt	104	26
Dividends on marketable equity securities	162	61
Other interest	133	14

Total interest and dividend income	6,456	5,471

Interest expense:
Interest on deposits	1,761	1,214
Interest on other borrowed funds	720	440

Total interest expense	2,481	1,654

Net interest and dividend income	3,975	3,817
Provision for loan losses	150	140

Net interest and dividend income after provision for loan losses	3,825	3,677

Noninterest income:
Income from fiduciary activities	462	432
Fees from sale of non-deposit products	63	52
Service charges on deposit accounts	142	138
Other deposit fees	245	146
Gain on sales of loans, net	6	—
Income on cash surrender value of life insurance	52	51
Other income	200	238

Total noninterest income	1,170	1,057

Noninterest expense:
Salaries and employee benefits	2,177	2,237
Director fees	79	79
Occupancy expense	383	339
Equipment expense	207	195
Data processing fees	266	205
Marketing and public relations	108	101
Professional fees	244	127
Other expense	420	376

Total noninterest expense	3,884	3,659

Income before income taxes	1,111	1,075
Income taxes	304	337

Net income	$807	$738

Comprehensive income	$977	$629

Earnings per share:
Weighted average shares outstanding	2,748,769	1,890,552

Weighted average diluted shares outstanding	2,766,104	1,941,543

Earnings per common share	$0.29	$0.39
Earnings per common share, assuming dilution	$0.29	$0.38
Dividends per share	$0.20	$0.40

The accompanying notes are an integral part of these condensed consolidated financial statements.

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.